EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Bio-Rad Laboratories, Inc. and subsidiaries on Form S-4 of our reports dated February 5, 2003, (which reports express unqualified opinions and include explanatory paragraphs as to the Company’s change in its method of accounting for goodwill and intangible assets and to the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures), appearing in and incorporated by reference in the Annual Report on Form 10-K of Bio-Rad Laboratories, Inc. for the year ended December 31, 2002, and to the reference to us under the headings “Summary Consolidated Financial and Other Data”, “Selected Financial Data”, and “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

September 19, 2003